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                                                                     Exhibit 5.1

        [LETTERHEAD OF COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.]



                                         April 5, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     We have been requested by Insight Midwest, L.P. ("Insight Midwest"), a Delaware limited partnership, and Insight Capital, Inc. ("Insight Capital" and together with Insight Midwest, the "Issuers"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-4, filed concurrently herewith, with respect to the registration of $200,000,000 principal amount of 9 3/4% Senior Notes due 2009 of the Issuers (the "Exchange Notes") to be offered in exchange for outstanding 9 3/4% Senior Notes due 2009 (the "Original Notes"). The Exchange Notes will be issued under an indenture relating to the Original and Exchange Notes (the "Indenture") among the Issuers and Harris Trust Company of New York, as Trustee.

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that when the Registration Statement has become effective under the Securities Act of 1933, as amended, the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Original Notes have been validly tendered to the Issuers and the Exchange Notes have been delivered in exchange therefor, the Exchange Notes will be validly issued and binding obligations of the Issuers subject in each case to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

     We express no opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the conclusions expressed above.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the Federal laws of the United States of America.
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     We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                    Very truly yours,

                                    Cooperman Levitt Winikoff
                                      Lester & Newman, P.C.

                                    /s/ Robert L. Winikoff
                                    ----------------------------------
                                    By: Robert L. Winikoff
                                        A member of the firm